   As filed with the Securities and Exchange Commission on December 30, 1991
                                     Registration Statement NO. 33--44835

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                     POST-EFFECTIVE AMENDMENT NO.1 TO THE
                                   FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                               USAir Group, Inc.
            (Exact name of registrant as specified in its charter)

          Delaware                                          54-1194634
  (State of incorporation)                              (I.R.S. Employer
                                                       Identification No.)
                              2345 Crystal Drive
                           Arlington, Virginia 22227
                                (703) 418-5306
                   (Address of Principal Executive Offices)

                        USAir, Inc. 401(k) Savings Plan
            Supplemental Retirement Plan of Piedmont Aviation, Inc.
                       USAir, Inc. Employee Savings Plan
                           (Full title of the plans)

                                  ----------

                              Mr. James T. Lloyd
                 Executive Vice President and General Counsel
                              2345 Crystal Drive
                           Arlington, Virginia 22227
                                (703) 418-5210
           (Name, address and telephone number of agent for service)


                        Calculation of Registration Fee
================================================================================

                                        Proposed      Proposed
                                        maximum       maximum
                                        offering      aggregate      Amount of
Title of securities    Amount to be     price per     offering      registration
to be registered       registered(1)    share(2)      price(2)          fee
- --------------------------------------------------------------------------------
Common Stock, par
value $1 per share      5,000,000 shs.    $10.375     $51,875,000   $16,211 (4)
- --------------------------------------------------------------------------------
Preferred Share
Purchase Rights(3)         (3)              (3)            (3)      $100    (4)
================================================================================

(1) Plus such indeterminate number of additional shares as may become issuable under the Plan through the operation of applicable antidilution provisions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices ($10.375 per share) of such stock as reported on the
   New York Stock Exchange Composite Tape on December 20, 1991.
(3) Each share of Common Stock offered pursuant to this registration statement will include one Preferred Share Purchase Right, no par value. Any value attributable to the Preferred Share Purchase Rights is reflected in the price of the Common Stock. The registration fee of $100 is the minimum fee prescribed by Section 6(b) of the Securities Act of 1933.
(4) The total registration fee of $16,311 was previously paid upon the initial filing of this registration statement on December 30, 1991.

          PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item 3.      Incorporation of Documents by Reference

      The Annual Report on Form 10-K for the year ended December 31, 1992 as amended by the Form 8 Amendment thereto dated April 2, 1993, the Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993, June 30, 1993 and September 30, 1993, and the Current Reports on Form 8-K filed on January 28, 1993,as amended, April 20, 1993, April 26, 1993, June 18, 1993, July 1, 1993,
July 2, 1993, as amended, September 23, 1993, January 19, 1994 and January 25, 1994 filed by USAir Group (the "Company" or "USAir Group") with the Commission are incorporated in the registration statement by reference. All documents filed by USAir Group pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Act of 1934 (the "1934 Act") prior to the filing of a post-effective amendment which indicates that all of the Common Stock offered hereby has been sold or which deregisters all such Common Stock then remaining unsold shall be deemed to be incorporated by reference and to be a part of the registration statement from the date(s) of filing of such documents.

Item 4.      Not Applicable

Item 5.      Interests of Named Experts and Counsel

      The legality of the Common Stock offered hereby has been passed upon for the Company by Mr. James T. Lloyd, who is Executive Vice President, General Counsel and Secretary of the Company. Mr. Lloyd owns 27,500 shares of Common Stock (5,000 of which are subject to certain restrictions on disposition) and holds options to purchase 163,992 shares of Common Stock.

Item 6.      Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law (the "Delaware GCL") provides that a corporation may indemnify directors and officers as well as other employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been adjudged to be liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested directors' vote, stockholder vote, agreement or otherwise.

      Article Eighth of USAir Group's Restated Certificate of Incorporation, as amended, provides that, to the fullest extent permitted by law, no director of USAir Group shall be personally liable to USAir Group or its stockholders for monetary damages for the breach of any fiduciary duty. Article VI of USAir Group's By-Laws provides that USAir Group shall indemnify its respective directors, officers and employees, and shall have the power to indemnify its respective directors, officers and employees, and shall have the power to indemnify its other respective agents, to the full extent permitted by the Delaware GCL, as amended from time to time.

      USAir Group and its directors have entered into indemnity agreements for certain liabilities of such directors. In summary, such indemnity agreements provide that USAir Group will indemnify its directors against all expenses of investigations, judicial or administrative proceedings or appeals, whether threatened, pending or completed, amounts paid in settlement, attorneys' fees, judgments and fines actually and reasonably incurred in defense or settlement of a civil, criminal or administrative proceeding if such director acted in good faith in a manner which he believed to be in or not opposed to the best interests of USAir Group. In addition, if the director is involved in a criminal proceeding as a result of his service to USAir Group, he will be indemnified if he had no reasonable cause to believe that his conduct was unlawful. A settlement or judgment or plea of nolo contendere shall not, of itself, mean that the director is not entitled to be indemnified. USAir Group will indemnify directors against all expenses of any actions or suits by or in the right of USAir Group, whether threatened, pending or completed, amounts paid in settlement and attorneys' fees (but not judgments, fines or penalties), actually and reasonably incurred in defense or settlement of such a proceeding if the director acted in good faith in a manner which he believed to be in or not opposed to the best interests of USAir Group. USAir Group will not indemnify any expenses of a director found to be liable to USAir Group, for negligence or misconduct in the performance of his duty to USAir Group, unless a court decides the director is reasonably entitled to indemnity. USAir Group will promptly indemnify any director unless it is determined by a majority of disinterested directors or by independent counsel that the person's actions did not meet the applicable standards for indemnification. If such disinterested directors or counsel determine that the required standard of conduct has not been met, the directors seeking indemnification may petition a court for an independent determination. In such court action, USAir Group will have the burden of proving that the indemnification would not be proper. Neither the failure of such directors or counsel to make such a determination nor an actual determination that the director failed to meet the applicable standard of conduct will be a defense to such action or create a presumption that the director did not meet the applicable standard of conduct. Under certain circumstances, USAir Group may elect to assume the defense of a third party proceeding against such director with counsel satisfactory to such director. In such an event USAir Group will not be liable to the director for any expenses subsequently incurred by such director or officer to defend the action, except under certain conditions. USAir Group will advance to any director the expenses incurred in defending a proceeding if the director undertakes to repay any amount advanced in the event it is determined he is not entitled to indemnification. If the director is not entitled to indemnification of all expenses, but is entitled to indemnification of some expenses, he may be indemnified for a portion of expenses to which he is entitled under the indemnity agreement. Under the agreements, USAir Group is not obligated to indemnify a director for any of the following claims or expenses: (i) claims or expenses incurred to initiate any action or proceeding, except to enforce the terms of the agreement, (ii) claims or expenses paid by insurance, (iii) claims for an accounting of profits pursuant to Section 16(b) of the 1934 Act or similar laws, (iv) claims resulting from conduct adjudged to have been willful misconduct, knowingly fraudulent or deliberately dishonest, or
(v) any payments prohibited by a court of competent jurisdiction. The enforceability of the provisions of the indemnity agreements has not been tested in court and remains subject to public policy considerations. The foregoing summary of the indemnity agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of such indemnity agreement which is incorporated herein by reference to Exhibit C to USAir Group's definitive Proxy Statement dated April 15, 1987.

      USAir Group maintains standard directors and officers liability insurance covering, subject to any limitations set forth in the policy, certain liabilities incurred by directors and officers in connection with the performance of their duties.

Item 7.      Not Applicable

Item 8.      Exhibits

      4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement on Form 8-B filed on January 27, 1983), including the Certificate of Amendment dated May 13, 1987 (incorporated herein by reference to Exhibit 3.1 to the Company's and USAir's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1987), the Certificate of Increase dated June 30, 1987 (incorporated herein by reference to Exhibit 3 to the Company's and USAir's Quarterly Report on Form 10-Q for the quarter ended June 30, 1897), the Certificate of Increase dated October 16, 1987 (incorporated herein by reference to Exhibit 3.1 to the Company's and USAir's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1987), the Certificate of Increase dated August 7, 1989 (incorporated herein by reference to Exhibit
               3.1 to the Company's Annual Report on Form 10-K for the Quarter ended December 31, 1989), the Certificates of Increase dated April 9, 1992 and January 21, 1993 (both incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the Year ended December 31, 1992, and Amendment No. 1 to the Company's Restated Certificate of Incorporation (incorporated by reference to Appendix II to the Company's Proxy Statement dated April 26, 1993).

      4.2 Rights Agreement, dated as of July 29, 1989, as amended and restated as of January 21, 1993, between the Company and the Chemical Bank, as Rights Agent (incorporated herein by reference to Exhibit 28.4 to the Company's Current Report on Form 8-K dated January 21, 1993).

      4.3 Amended and Restated Certificate of Designation, Preferences, and Rights of the Series D Junior Preferred Stock of the Company (incorporated by reference to Exhibit 4(c) to the Company's Current Report on Form 8-K dated August 11, 1989).

      5.       Opinion of James T. Lloyd (previously filed)

      23.1     Consent of KPMG Peat Marwick

      23.2     Consent of James T. Lloyd (previously filed as part of Exhibit
               5).

      24. Powers of Attorney signed by a majority of the Directors of the Company, authorizing their signatures on this registration statement.

Item 9.      Undertakings

      The undersigned registrant hereby undertakes

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling person of the registrant pursuant to the any provision or arrangement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person or the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------



      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Arlington, Virginia on the 28th day of January, 1994.


                              USAir Group, Inc.


                              By   /s/ Seth E. Schofield
                                ------------------------------
                                       Seth E. Schofield
                            Chairman, President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities indicated, on the 28th day of January, 1994.


          Signatures                          Title
          ----------                          -----

    /s/ Seth E. Schofield                     Chairman, President and Chief
- ------------------------------
     Seth E. Schofield                             Executive Officer
                                                    (Principal Executive
                                                    Officer)
                                                    Director


   /s/ Frank L. Salizzoni                     Executive Vice
- ------------------------------
     Frank L. Salizzoni                             President - Finance
                                                    (Principal Financial
                                                    Officer)

    /s/ Ann Greer Rector
- ------------------------------
     Ann Greer Rector                         Vice President and Controller
                                                    (Principal
                                                    Accounting Officer)


            *                                       Director
- -------------------------------
     Warren E. Buffett



            *                                       Director
- -------------------------------
     Edwin I. Colodny


            *                                       Director
- -------------------------------
     Mathias J. DeVito



            *                                       Director
- ------------------------------
     George J. W. Goodman


                                                    Director
- ------------------------------
     John W. Harris


            *                                       Director
- ------------------------------
     Edward A. Horrigan, Jr.


            *                                       Director
- ------------------------------
     Robert LeBuhn


            *                                       Director
- ------------------------------
     Sir Colin Marshall


            *                                       Director
- ------------------------------
     Roger P. Maynard


            *                                       Director
- ------------------------------
     John G. Medlin, Jr.


            *                                       Director
- ------------------------------
     Hanne M. Merriman


            *                                       Director
- ------------------------------
     Charles T. Munger


            *                                       Director
- ------------------------------
     Richard P. Simmons


            *                                       Director
- -----------------------------
     Raymond W. Smith


            *                                       Director
- -----------------------------
     Derek M. Stevens


*By   /s/ Frank L. Salizzoni
    -------------------------
           Frank L. Salizzoni
           Attorney-In-Fact